Pricing Supplement Dated August 25, 1999        Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03, 333-70187-04 and
                                                33-61957
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: August 25, 1999    Original Issue Date: September 8, 1999
Principal Amount: $25,000,000  Net Proceeds to Issuer: $24,375,000
Issue Price: 97.50%            Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 2.50%
Interest Rate: 7.125% per annum     Interest Payment Dates:
Maturity Date: September 8, 2014    Monthly on the 8th
                                    Commencing October 8, 1999
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity on September 8, 2003 and on any March 8 or September 8 thereafter on 30 calendar days notice.

      Initial Redemption Date: September 8, 2003

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The covenant defeasance provisions of the Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,375,000.

                       Merrill Lynch & Co.